CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                     OF THE

                     CONVERTIBLE PREFERRED STOCK, SERIES A

                                      and

                      CUMULATIVE PREFERRED STOCK, SERIES B


                          (Par Value $0.01 Per Share)

                                       of

                                NEXTHEALTH, INC.


                ------------------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------


        NextHealth, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify that, pursuant to authority conferred on its Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, the Board of Directors, at a meeting held on November 11, 1996, adopted the following resolution providing for the issuance of two (2) series of the Corporation's Preferred Stock, par value $0.01 per share, consisting of (i) forty-six thousand sixty-five (46,065) shares of Convertible Preferred Stock, Series A, and twenty-eight thousand nine hundred fifty-six (28,956) shares of Cumulative Preferred Stock, Series B:

        "RESOLVED, that pursuant to the authority vested in this Board of Directors in accordance with the provisions of ARTICLE FOURTH of the Certificate of Incorporation, as amended, of the Corporation, two (2) series of Preferred Stock of the Corporation known as (i) Convertible Preferred Stock, Series A, and (ii) Cumulative Preferred Stock, Series B, respectively, be, and each hereby is, created, classified, authorized and the issuance thereof provided for, and that the

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designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto."

        Section 1. Designation and Amount. The shares of the first series of Preferred Stock shall be designated as "Convertible Preferred Stock, Series A" and the number of shares constituting such series shall be 46,065, with a par value of $0.01 per share. The shares of the second series of Preferred Stock shall be designated as "Cumulative Preferred Stock, Series B" and the number of shares constituting such series shall be 28,956, with a par value of $0.01 per share. The relative rights, preferences, restrictions and other matters relating to the Preferred Stock are contained in this Certificate of Designation.

        Section 2. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings:

        "Affiliate" means, with respect to any Person, any Person (other than Persons affiliated with Apollo), that directly or indirectly, controls, is controlled by or under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Annual Dividend Rate" has the meaning set forth in Sections 3(a) and 6(b)(i) hereof.

        "Apollo" means AP NH LLC, a Delaware limited liability company, and its successors and assigns.

        "Board of Directors" means the board of directors of the Corporation.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

        "Capital Stock" means any and all shares, rights to purchase, warrants, options, convertible securities, participation or other equivalents of or interests (other than security interests) in (however designated and whether voting or nonvoting) corporate stock.

        "Certificate of Designation" means this Certificate of Designation, Preferences and Rights establishing the Preferred Stock pursuant to Section 151 of the General Corporation Law of the State of Delaware, as the same may be

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amended, supplemented or modified from time to time in accordance with the terms hereof and pursuant to applicable law.

        "Change in Control" means the occurrence of any of the following events:

               (i) any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the number of shares of Common Stock or the combined voting power of Voting Stock of the Corporation outstanding immediately prior to such acquisition.

               (ii) Preferred Directors cease for any reason to constitute at least forty percent (40%) of the Board of Directors.

               (iii) the Corporation enters into any agreement or arrangement providing for the merger or consolidation of the Corporation with or into any other entity (other than a transaction which results in the ownership by the Corporation of not less than 51% of the voting power of such other entity), the sale of all or substantially all of the assets of the Corporation, the reorganization, liquidation or dissolution of the Corporation, or any similar transaction or event.

        "Closing Date" means the date on which the shares of Preferred Stock are initially issued pursuant to the Stock Purchase Agreement.

        "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation and all shares hereafter authorized of any class of common stock of the Corporation, and, in the case of a reclassification, recapitalization or other similar change in such Common Stock or in the case of a consolidation or merger of the Corporation with or into another Person, such consideration to which a holder of a share of Common Stock would have been entitled upon the occurrence of such event.

        "Consolidated Net Income" means, for any period, the aggregate net income of the Corporation and its Subsidiaries for such period on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, provided that there shall be excluded therefrom (i) the proceeds of sales of assets outside of the ordinary course of business of the Corporation and its Subsidiaries, and (ii) income attributed to any items classified as extraordinary or nonrecurring.

        "Conversion Date" has the meaning set forth in Section 9(b) hereof.


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        "Conversion Notice" has the meaning set forth in Section 9(b) hereof.

        "Conversion Price" has the meaning set forth in Section 9(a) hereof.

        "Credit Agreement" means the Credit Agreement, dated as of November 14, 1996, by and between AP LOM LLC, a Delaware limited liability company, and the Corporation, as amended, modified and/or supplemented from time to time.

        "Credit Agreement Default" means an Event of Default under, and as defined in, the Credit Agreement, without giving effect to any amendment or waiver to the Credit Agreement that is not agreed to by the Lender (as defined in the Credit Agreement).

        "Default" has the meaning set forth in Section 6(a) hereof.

        "Default Price" has the meaning set forth in Section 5(e) hereof.

        "Default Right" has the meaning set forth in Section 5(e) hereof.

        "Dividend Payment Date" has the meaning set forth in Section 3(a) hereof.

        "Dividend Period" has the meaning set forth in Section 3(a) hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        "Fair Market Value" of Common Stock means, as of any date, the average of the closing prices of Common Stock for the 20 consecutive Trading Days next preceding the date 5 days prior to the date in question. The closing price for each day shall be: (i) the closing sales price of one share of Common Stock quoted in the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted; or (ii) if not quoted as described in clause (i), the average of the highest bid and lowest offered quotations for Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and offered quotations for Common Stock on at least 5 of the 20 consecutive Trading Days next preceding the date 5 days prior to the date in question; or (iii) if the Common Stock is listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred, of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted for trading. If none of the conditions set forth above is met, the closing price of Common Stock on any day or the average of such closing prices for any period shall be the fair market value of Common Stock for such day or period as determined by a member firm of the New York Stock Exchange

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selected by the Corporation and approved by the Holders of a majority of the outstanding Preferred Stock. If the Corporation and such Holders are unable to agree on the selection of a member firm, then the matter shall be submitted for arbitration to be held in New York City in accordance with the rules of the American Arbitration Association then in effect.

        "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, results of operations and changes in financial position of any Person, except that any accounting principle or practice required to be changed by such Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

        "Holder" of a share of Preferred Stock means the person in whose name shares of Preferred Stock are registered on the books of the Corporation.

        "Holder's Notice" has the meaning set forth in Section 5(f) hereof.

        "Indebtedness" means, with respect to any Person, all indebtedness, obligations and liabilities of such Person, including without limitation (i) all "liabilities" which would be reflected on a balance sheet of such Person, prepared in accordance with GAAP, (ii) all obligations of such Person in respect of any Guaranty, (iii) all obligations of such Person in respect of any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP (but excluding, in any event, office leases and equipment leases to the extent capitalized), and (iv) all obligations, indebtedness and liabilities secured by any lien or security interest on any property or assets of such Person; except that "Indebtedness" shall not include any trade payables and other liabilities incurred in the ordinary course of the Person's business up to a maximum of $250,000 in the aggregate or otherwise approved by a majority of the Preferred Directors. "Guaranty" means, with respect to any Person, any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation, whether written or oral, or any understanding of such Person, pursuant to which such Person guarantees any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including without limitation agreements (i) to purchase such Indebtedness or any property constituting security therefor, (ii) to advance or supply funds for the purchase or payment of such Indebtedness or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the

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purchase or payment of such Indebtedness, (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the ability of the Primary Obligor to make payment of the Indebtedness, or (iv) otherwise to assure the holder of the Indebtedness of the Primary Obligor against loss in respect thereof; except that "Guaranty" shall not include the endorsement by the Corporation or by a Subsidiary in the ordinary course of business of negotiable instruments or documents for deposit or collection.

        "Junior Stock" means Common Stock and any other class or series of Capital Stock of the Corporation now or hereafter issued and outstanding that ranks junior as to dividends and/or liquidation to the Preferred Stock.

        "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

        "Person" means an individual, a corporation, a partnership, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization, or any other entity.

        "Preferred Directors" means the four members of the Board of Directors elected by the Holders of Preferred Stock pursuant to Section 8(b).

        "Preferred Stock" means the Series A Preferred Stock and the Series B Preferred Stock.

        "Put" has the meaning set forth in Section 5(d) hereof.

        "Put Price" has the meaning set forth in Section 5(d) hereof.

        "Redemption Date" means any date on which shares of Preferred Stock are to be redeemed pursuant to Section 5 hereof.

        "Redemption Price" means, with respect to each share of Preferred Stock, an amount equal to $92.26.

        "Restricted Payment" has the meaning set forth in Section 3(c) hereof.

        "Series A Preferred Stock" means the Convertible Preferred Stock of the Corporation, $0.01 par value per share, established pursuant to this Certificate of Designation.


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        "Series B Preferred Stock" means the Cumulative Preferred Stock of the
Corporation, $0.01 par value per share, established pursuant to this Certificate of Designation.

        "Stock Purchase Agreement" means the Stock and Warrant Purchase Agreement dated as of November 14, 1996, between the Corporation and Apollo, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

        "Stock Purchase Agreement Default" means any material breach or violation of the Corporation's representations and warranties (as of the closing thereunder) or covenants set forth in Section 4 or 6.1 of the Stock Purchase Agreement.

        "Subsidiary" means (i) any corporation fifty percent (50%) or more of the Voting Stock of which is owned, directly or indirectly, by the Corporation, or (ii) any Person (other than a corporation) under the control of the Corporation.

        "Trading Day" means, with respect to the Common Stock: (i) if any series of Common Stock is quoted on the NASDAQ National Market System, any similar system of automated dissemination of quotations of securities prices, or the National Quotation Bureau Incorporated, each day on which quotations may be made on such system; or (ii) if any series of Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; or (iii) if shares of the Corporation's Common Stock are not quoted on any system or listed or admitted for trading on any securities exchange, a Business Day.

        "Voting Stock" means, with respect to any Person, all classes of Capital Stock of such Person then outstanding and normally entitled to vote for the election of directors of such Person. Any reference to a percentage of Voting Stock shall refer to the percentage of votes eligible to be cast for the election of directors which are attributable to the applicable shares of Voting Stock.

        Section 2. Rank. All shares of Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter-issued Junior Stock.

        Section 3.  Dividends.

               (a) Payment of Dividends on Preferred Stock. The Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cash dividends at the rate per

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annum (the "Annual Dividend Rate") set forth below during the time periods indicated, on the Redemption Price:
                                                              Annual
                   Period                                 Dividend Rate

          Series A Preferred Stock

                January 1, 1997 and thereafter                00.0%

        Series B Preferred Stock

                January 1, 1997 to January 31, 1997           12.0%
                February 1, 1997 and thereafter               18.0%.

Such dividends shall accrue (whether or not declared) from and including the first day of the initial Dividend Period to and including the date on which the Redemption Price is paid on such shares or on which such shares are converted or redeemed and, to the extent not paid for any Dividend Period, will be cumulative. Dividends on the Preferred Stock shall be payable quarterly, in arrears, on March 31, June 30, September 30, and December 31 of each year commencing March 31, 1997 (each such date, a "Dividend Payment Date"), except that if any such date is not a Business Day, then such dividend shall be paid on the next succeeding Business Day. Each such dividend shall be payable to Holders of Preferred Stock at the close of business on the record date established by the Board of Directors, which record date shall be not more than 60 days prior to the date fixed for payment thereof. Quarterly dividend periods (each a "Dividend Period") shall commence on and include the first day of January, April, July and October of each year and shall end on and include the next Dividend Payment Date; provided, however, that the initial Dividend Period shall commence on January 1, 1997. The amount of dividends payable per share of Preferred Stock for each full Dividend Period shall be computed by applying the applicable Annual Dividend Rate to the Redemption Price and dividing such amount by four (4). The amount of dividends payable for the initial Dividend Period and any period shorter than a full Dividend Period shall be computed on the basis of actual days elapsed and a 360-day year consisting of twelve 30-day months. Dividends on the Preferred Stock shall accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time.

               (b) Distribution of Partial Dividend Payments. Except as otherwise provided in this Certificate of Designation, if on any Dividend Payment Date the Corporation pays less than the total amount of dividends then accrued with respect to a Series of Preferred Stock, the amount so paid shall be distributed ratably among the Holders of that Series of Preferred Stock based upon the number of shares of that Series of Preferred Stock held by each such Holder.

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               (c) Limitations on Certain Payments. So long as any Preferred
Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption, exchange or other retirement of, any Junior Stock (each, a "Restricted Payment"); provided, however, that a "Restricted Payment" shall not include (i) any dividend or distribution payable solely in shares of Junior Stock, (ii) the acquisition of any shares of Capital Stock in exchange solely for shares of Junior Stock, or (iii) the acquisition of any shares of Capital Stock from employees of the Corporation upon termination of their services pursuant to binding written agreements entered into prior to the issuance of the Preferred Stock or otherwise approved by a majority of Preferred Directors.

        Section 4. Liquidation Preference as to Accrued and Unpaid Dividends. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the Holders of Preferred Stock shall be entitled to receive out of assets of the Corporation available for distribution to shareholders, an amount equal to the accrued and unpaid dividends on such shares through the date of final distribution to shareholders, whether or not declared, before any payment shall be made or any assets distributed to the holders of Junior Stock. If the assets and funds thus distributed among the Holders of the Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the Holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them.

        Section 5.  Redemption.

               (a) Optional Redemption by the Company. Except as provided in Sections 5(c), 5(d) and 5(e) of this Certificate of Designation, the Corporation may not redeem the Preferred Stock at any time before January 1, 2001. Commencing on January 1, 2001, the Corporation may, at its option on any date thereafter set by the Board of Directors, redeem for cash, out of funds legally available therefor, all but not less than all of the outstanding shares of Preferred Stock at a price per share equal to the Redemption Price plus all accrued but unpaid dividends on such share.

               (b)    Procedures for Optional Redemption by the Company.

                      (i) At least 30 days but not more than 60 days before the applicable Redemption Date, the Corporation or its transfer agent shall mail a notice of redemption by first-class mail postage prepaid to each Holder, addressed to such Holders at their last addresses shown on the stock transfer books of the Corporation. Such notice shall indicate that the shares of Preferred Stock are to be redeemed and shall, among other things, state:

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                             (A)    the Redemption Date;

                             (B) the Redemption Price and the amount of all accrued but unpaid dividends on such shares;

                             (C)    the Conversion Price then in effect;

                             (D) that the shares of Preferred Stock called for
               redemption must be surrendered to the Corporation to collect the Redemption Price and all accrued and unpaid dividends on such shares;

                             (E) that shares of Preferred Stock called for
               redemption may be converted at any time before the close of business on the first Business Day preceding the Redemption Date;

                             (F) the section of this Certificate of Designation
               pursuant to which the shares of Preferred Stock called for redemption are being redeemed.

        Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice given to any other Holder.

                      (iii) As long as the Corporation has complied with the requirements set forth in this Section 5(b), from and after the applicable Redemption Date, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, such shares shall be canceled and shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price and accrued and unpaid dividends) shall cease.

               (c) Optional Redemption by the Holder Upon Certain Conditions. Subject to Section 9(j), from and after March 15, 1997, provided shares of Series B Preferred Stock are then outstanding, each Holder of Preferred Stock shall have the option to require the Corporation to redeem, out of funds legally available therefor, all or any portion of the shares of Preferred Stock held by such Holder (the "Conditional Redemption Right") at a price per share equal to the Redemption Price plus all accrued but unpaid dividends on such shares.

               (d) Optional Redemption by the Holder upon a Change in Control. In the event of a Change in Control and provided shares of Series B Preferred Stock are then outstanding, each Holder of Preferred Stock shall have the option to require the Corporation to redeem, out of funds legally available therefor, all but

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not less than all of the shares of Preferred Stock held by such Holder (the
"Put"), at a price per share of Preferred Stock equal to (A) all accrued but unpaid dividends on such share, plus (B) the higher of (i) 200% of the Redemption Price of such share or (ii) the Fair Market Value of the aggregate number of shares of Common Stock into which such share is convertible on the effective date of such Change in Control (the "Put Price").

               (e) Optional Redemption by the Holder upon a Default. In the event of the occurrence of any Default and provided shares of Series B Preferred Stock are then outstanding, and for so long as any such Default shall continue to exist unwaived or uncured, each Holder of Preferred Stock shall have the right to require the Corporation to redeem, out of funds legally available therefor, all but not less than all of the shares of Preferred Stock held by such Holder (the "Default Right"), at a price per share equal to the Redemption Price plus all accrued but unpaid dividends on such share (the "Default Price").

               (f) Procedures for Redemption upon Conditional Redemption, Change in Control or Default. If any Holder elects to exercise its Conditional Redemption Right, the Put or its Default Right, then such Holder shall notify the Corporation in writing of its election (the "Holder's Notice"), and shall surrender stock certificates evidencing the shares of Preferred Stock to be redeemed by the Corporation pursuant to the Conditional Redemption Right, the Put or the Default Right. Not later than twenty (20) Business Days following the Corporation's receipt of the Holder's Notice and such surrendered stock certificates (the "Redemption Date"), the Corporation shall pay the Redemption Price, Put Price or the Default Price, as applicable, in cash for each share of Preferred Stock so redeemed. As long as the Corporation has complied with the requirements set forth in this Section 5(f), from and after the date the Holder's Notice is given, dividends on the shares of Preferred Stock redeemed pursuant to the Conditional Redemption Right, the Put or the Default Right shall cease to accrue, such shares shall be canceled and shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price, the Put Price or the Default Price) shall cease.

        Section 6.  Default.

               (a) Each of the following events shall constitute a "Default" under this Certificate of Designation:

                      (i) the Corporation shall fail to pay dividends payable
               at the applicable Annual Dividend Rate on the Preferred Stock on any two consecutive or non-consecutive Dividend Payment Dates or on the date of final distribution of dividends to Holders of Preferred Stock pursuant to Section 4.

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                      (ii) the Corporation shall make any Restricted Payment in
               violation of Section 3(c) above.

                      (iii) the Corporation shall fail to pay the liquidation
               preference with respect to accrued and unpaid dividends pursuant to Section 4.

                      (iv) the Corporation shall fail to redeem any shares of
               Preferred Stock required to be redeemed pursuant to Section 5.

                      (v) the Corporation shall merge or consolidate with, or
               transfer all or substantially all of its assets to, another Person in violation of Section 7.

                      (vi) the Corporation shall take any action in violation
               of, or shall fail to take any action required in order to give effect to, the voting rights granted to Holders of Preferred Stock contained in Section 8.

                      (vii) the Corporation shall authorize, create or issue
               any class or series of Capital Stock of the Corporation that is senior to or pari passu with the Preferred Stock with respect to dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation.

                      (viii) without the written consent or affirmative vote of
               the Preferred Directors, the Corporation shall amend, alter or repeal any of the provisions of its by-laws, as amended to date, so as to directly or indirectly adversely affect any right, preference or voting power of the Holders of Preferred Stock.

                      (ix) without the written consent or affirmative vote of
               the Preferred Directors, the Corporation shall, or shall permit any Subsidiary to: (A) incur any additional Indebtedness not outstanding on the date of such Default; or (B) enter into any acquisition, financing or other transaction or series of related transactions having a total value in excess of $250,000.

                      (x) a Stock Purchase Agreement Default and the passage of
               15 days thereafter.

                      (xi) a Credit Agreement Default.

               (b) In the event of the occurrence of any Default, and provided
(i) written notice thereof shall have been given to the Corporation, and (ii) such

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Default has not been cured or waived (within 15 days after such notice is given), to the extent any agreement governing such Default permits such cure or waiver:

                      (i) provided any shares of Series B Preferred Stock are
               then outstanding, the Annual Dividend Rate applicable to the Preferred Stock shall be increased to 18% commencing on the date of such Default, and shall be calculated thereafter on a quarterly compounded basis.

                      (ii) each Holder of Preferred Stock shall have the right,
               provided any shares of Series B Preferred Stock are then outstanding, to require the Corporation to redeem shares of Preferred Stock pursuant to the Default Right described above in
               Section 5(e).

                      (iii) notwithstanding anything to the contrary contained
               in Section 9(a), each share of Series A Preferred Stock and each share of Series B Preferred Stock shall be convertible at the option of the Holder thereof into fully paid and nonassessable shares of Common Stock in accordance with the provisions of
               Section 9.

                      (iv) Shares of Preferred Stock shall entitle the Holders
               thereof, voting as a separate class, to elect by plurality vote of the Holders of shares of Preferred Stock a majority of the Board of Directors at any special meeting of the Holders of Preferred Stock, at any annual or special meeting of stockholders held for the purpose of electing directors, or by written consent in accordance with the General Corporation Law of the State of Delaware. Each Holder of Preferred Stock shall have one vote for each share of stock so held. At any time that such additional voting rights have vested, the Corporation shall, and any Holder of Preferred Stock may, call a special meeting of the Holders of shares of Preferred Stock for the election of the directors to be elected by them. Any vacancy in the office of the directors so elected may be filled by the remaining directors elected by the Holders of shares of Preferred Stock or, if none, by the Holders of shares of Preferred Stock as described above.


        Section 7. Consolidation, Merger and Sale of Assets, etc. The Corporation shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another Person unless (i) in the case of a merger or consolidation, the Corporation is the surviving entity, the rights and preferences of the Preferred Stock are not modified and the Corporation, as the surviving entity, does not have outstanding any Capital Stock that ranks senior to or pari passu with the Preferred Stock, or (ii) (A) the surviving, resulting or acquiring Person is a Person organized

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under the laws of the United States, any state thereof or the District of
Columbia, or a Person organized under the laws of a foreign jurisdiction whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the NASDAQ National Market System, (B) the Corporation shall make effective provision such that, upon consummation of such transaction, the Holders of Preferred Stock shall receive preferred stock of the surviving entity having substantially identical terms as the Preferred Stock, and the surviving, resulting or acquiring Person does not have outstanding any Capital Stock that ranks senior to or pari passu with the Preferred Stock, and (C) the merger, consolidation or transfer is approved by the written consent or affirmative vote of the Preferred Directors.

        Section 8.  Voting Rights of Preferred Stock.

               (a) Except as set forth in this Certificate of Designation or as otherwise required by law, Holders of shares of Series A Preferred Stock shall be entitled to vote together as a single class with the holders of shares of Common Stock on all matters submitted for a vote of stockholders, shall be entitled to vote separately as a separate class on all matters other than the election of directors, and shall be entitled to notice of all stockholders' meetings and to act by written consent in the same manner as the holders of Common Stock. Each share of Series A Preferred Stock shall entitle the Holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible. Any shares of Series A Preferred Stock owned, directly or indirectly, by the Corporation or any of its Subsidiaries shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

               (b) Shares of Series A Preferred Stock shall entitle the Holders thereof, voting as a separate class, to increase by four (4) the then-authorized number of directors comprising the whole Board of Directors and to elect by plurality vote of the Holders of shares of Series A Preferred Stock four (4) directors (the "Preferred Directors") at any special meeting of the Holders of Series A Preferred Stock, at any annual or special meeting of stockholders held for the purpose of electing directors, or by written consent in accordance with the General Corporation Law of the State of Delaware. Each Holder of Series A Preferred Stock shall have one vote for each share of stock so held. At any time that such voting rights have vested, the Corporation shall, and any Holder of Series A Preferred Stock may, call a special meeting of the Holders of shares of Series A Preferred Stock for the election of the Preferred Directors to be elected by them. Any vacancy in the office of the Preferred Directors may be filled by the remaining Preferred Director or, if none, by the Holders of shares of Series A Preferred Stock as described above.

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



               (c) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required in order to:

        (i) amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Corporation, as amended to date, so as to adversely affect any right, preference or voting power of the Holders of Series A Preferred Stock, or any of the provisions of this Certificate of Designation.

        (ii) authorize, create or issue any class or series of Capital Stock of the Corporation that is senior to or pari passu with the Series A Preferred Stock with respect to dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation.

        (iii) enter into, or permit any Subsidiary to enter into, any transaction or series of transactions having a total value in excess of $250,000 per transaction or series of related transactions, or grant or consent to, or otherwise permit, any amendment to, supplement of, or waiver under, any agreement or contract with any Affiliate, unless the Board of Directors has determined in good faith, and has certified in writing to Apollo, that such transaction is (i) in the best interests of the Corporation or such Subsidiary, as applicable, based on full disclosure of all relevant facts and circumstances, and (ii) is on fair and reasonable terms, no less favorable to the Corporation or such Subsidiary than terms that the Corporation or such Subsidiary and a non-affiliated Person in a similar situation would agree to in an arm's length transaction, the terms of which have been negotiated in good faith.

               (d) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required to be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

               (e) The Series B Preferred Stock shall not have any voting rights.

        Section 9.    Conversion of Preferred Stock.

               (a)    Right of Conversion of Series A Preferred Stock.

                      (i) Subject to Section 6(b)(iii), each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time after the date of issuance of such share, into a number of fully paid and nonassessable shares of Common Stock equal to (x) the Redemption

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Price of such share of Preferred Stock as of the Conversion Date, divided by
(y) the Conversion Price in effect on the Conversion Date, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this Section 9. For purposes of this Certificate of Designation, the "Conversion Price" shall initially be $0.9226 and shall be adjusted from time to time in accordance with the provisions of this Section 9.

                      (ii) The Series B Preferred Stock shall not be convertible into shares of Common Stock except as provided for in Section 6(b)(iii).

               (b) Conversion Procedures. In order to exercise the conversion privilege, the Holder of any shares of Preferred Stock to be converted in whole or in part shall surrender the certificate or certificates evidencing such shares to the Corporation and shall give written notice to the Corporation ("Conversion Notice") that the Holder elects to convert such shares or the portion thereof specified in said notice into shares of Common Stock. The Conversion Notice shall also state the name or names (with address) in which the certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued. Each certificate evidencing Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such shares of Preferred Stock, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or its duly authorized attorney.

        Within three (3) Business Days after receipt of a Conversion Notice and surrender of the certificate or certificates evidencing the Preferred Stock relating thereto, the Corporation shall issue and deliver to such Holder (or upon the written order of such Holder) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Preferred Stock or portion thereof in accordance with the provisions of this Section 9, and a check or cash in respect of any fractional shares of Common Stock issuable upon such conversion, as provided in Section 9(e). In the event that less than all the shares of Preferred Stock represented by a certificate are to be converted, the Corporation shall issue and deliver or cause to be issued and delivered to (or upon the written order of) the Holder of the shares of Preferred Stock so surrendered, without charge to such Holder, a new certificate or certificates representing a number of shares of Preferred Stock equal to the unconverted portion of the surrendered certificate.

        Each conversion shall be deemed to have been effected on the date (the "Conversion Date") on which the certificate or certificates evidencing shares of Preferred Stock shall have been surrendered to the Corporation or its transfer agent and a Conversion Notice with respect to such shares shall have been received by the Corporation, as described above. Any Person in whose name any certificate or

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



certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares represented thereby on the Conversion Date; provided, however, that surrender of the certificate or certificates evidencing shares of Preferred Stock on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date on which such certificate or certificates shall have been surrendered.

        Except as otherwise provided in this Section 9, no payment or adjustment will be made for dividends or other distributions with respect to any shares of Common Stock issuable upon conversion of shares of Preferred Stock as provided herein. Full payment shall be made by the Corporation to any Holder of shares of Preferred Stock surrendered for conversion in respect of dividends accrued since the last preceding Dividend Payment Date on the shares of Preferred Stock surrendered for conversion; provided, however, that if shares of Preferred Stock shall be converted subsequent to any record date with respect to any Dividend Payment Date and prior to the next succeeding Dividend Payment Date, the dividend due on such Dividend Payment Date shall be payable with respect to such shares of Preferred Stock notwithstanding such conversion, and such dividend (whether or not punctually paid or duly provided for) shall be paid to the Holder of such shares as of the close of business on such record date, and the converting Holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Upon conversion of any shares of Preferred Stock, the Fair Market Value of the shares of Common Stock issued in respect thereof (together with any cash payment in lieu of any fractional share) shall be treated as issued in exchange for the Redemption Price of such shares of Preferred Stock.

               (c) Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Preferred Stock. If any fractional share of Common Stock would, but for this Section 9(c), be issuable upon the conversion of any shares of Preferred Stock, the Corporation shall make a payment therefor in cash on the first Business Day immediately preceding the Conversion Date equal to the Fair Market Value of such fractional share.

               (d) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Corporation as follows:

                      (i) In case the Corporation shall (A) declare a dividend, or make a distribution, in shares of any series of its Common Stock, on any series of its Common Stock, (B) subdivide or reclassify any series of its

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



        outstanding Common Stock into a greater number of shares, (C) combine any series of its outstanding Common Stock into a smaller number of shares, (D) pay a dividend or make a distribution on any series of its Common Stock in shares of any series of its Capital Stock other than Common Stock, or (E) issue by reclassification of any series of its Common Stock shares of any series of its Capital Stock, the conversion privilege and the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other Capital Stock of the Corporation which such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 9(d)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event referred to above shall occur. In the event such dividend, distribution, subdivision, reclassification or combination is not so made, the conversion privilege and the Conversion Price then in effect shall be readjusted to the conversion privilege and the Conversion Price which would then be in effect if such dividend, distribution, subdivision, reclassification or combination had not been declared or made, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

                      (ii) In case the Corporation shall issue any shares of Common Stock (or any rights, warrants, options or convertible securities entitling the holders thereof to subscribe for or purchase any shares of Common Stock or any stock appreciation rights entitling the holders thereof to any interest in an increase in value of shares of Common Stock) at a price per share less than the Conversion Price in effect on the date of such issuance, then the Conversion Price shall be adjusted to equal such lesser price. An adjustment made pursuant to this Section (ii) shall become effective immediately upon the effective date of such issuance. Such adjustment shall be made successively whenever any shares, rights, warrants, options, convertible securities are issued at an effective price per share of Common Stock that is less than the Conversion Price in effect on the date of such issuance. To the extent that any such rights, warrants, options or convertible securities expire unexercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which then would be in effect if such rights, options, warrants or convertible securities had not been issued, but such readjustment shall not affect the number of shares of

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



        Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

                      (iii) In case the Corporation shall distribute to all holders of any series of its Common Stock any of its assets or debt securities, or rights, options, warrants or convertible or exchangeable securities of the Corporation (including securities for cash, but excluding (A) distributions of Capital Stock referred to in Section 9(d)(i) above, (B) distributions of rights, warrants or options referred to in Section 9(d)(ii) above, if the adjustment to the Conversion Price under that Section would be greater than an adjustment under this Section, (C) cash dividends or other cash distributions that are paid out of Consolidated Net Income for any current Dividend Period, earned surplus or retained earnings, unless the amount of such cash dividends or other cash distributions exceeds 5% of the aggregate Fair Market Value of all shares of Common Stock outstanding on the date such dividends or distributions are declared), then in each such case, the Conversion Price shall be adjusted to equal the Conversion Price in effect immediately prior to such distribution less an amount equal to the then fair market value (as reasonably determined by the Board of Directors, in good faith and as described in a resolution of the Board of Directors) of the portion of the assets or debt Securities of the Corporation so distributed or of such rights, options, warrants or convertible or exchangeable securities applicable to one share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of shares entitled to receive such distribution. Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made upon the distribution to holders of any series of Common Stock of such rights, options, warrants, convertible securities, assets or debt securities if the plan or arrangement under which such rights, options, warrants, convertible securities, assets or debt securities are issued provides for their issuance to Holders of shares of Preferred Stock in the same pro rata amounts upon conversion thereof. Such adjustment shall be made successively whenever any event listed above shall occur.

                      (iv) Anything in this Section 9(d) to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 9(d), as it in its reasonable discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders, shall not be taxable.

                      (v) Whenever the Conversion Price is adjusted as provided in this Section 9(d), or the Preferred Stock becomes convertible into shares of

                                            -19-
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



        stock, securities, property or assets pursuant to Section 9(e) below, or the Corporation reduces the Conversion Price pursuant to Section 9(f) below, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective, and setting forth in reasonable detail the facts requiring such adjustment and the calculation of such adjustment, and shall mail such notice of adjustment to all Holders of Preferred Stock at their last addresses appearing on the stock transfer books of the Corporation.

                      (vi) In any case in which this Section 9(d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to
        Section 9(c).

                      (vii) For purposes of any computations pursuant to this
        Section 9(d), respecting consideration received, the following shall apply:

                             (1) in the case of the issuance of shares of
               Capital Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;


                             (2) in the case of the issuance of shares of
               Capital Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors or a duly authorized committee thereof (irrespective of the accounting treatment thereof), and described in a resolution of the Board of Directors or such committee; and

                             (3) in the case of the issuance of securities
               convertible into or exchangeable or exercisable for shares of Capital Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof

                                            -20-
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



               (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this Section).

                      (viii) If after an adjustment a Holder of shares of Preferred Stock may, upon conversion of such Security, receive shares of two or more classes of Capital Stock of the Corporation, the Corporation shall determine on a fair basis the allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the conversion privilege and the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 9.

                      (ix) In no event shall an adjustment pursuant to this
        Section 9(d) reduce the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of shares of Preferred Stock.

               (e) Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with another Person shall be effected as a result of which holders of Common Stock issuable upon conversion of shares of Preferred Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other Person, then the Corporation or such successor or purchasing Person, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish that each share of Preferred Stock then outstanding shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such provisions shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9.

        If this Section 9(e) applies with respect to a transaction, Section 9(d) shall not apply with respect to that transaction. The above provisions of this Section 9(e) shall similarly apply to successive reclassifications, consolidations, mergers and sales.

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               (f) Voluntary Adjustment. The Corporation at any time may reduce the Conversion Price by any amount and for any period of time, provided that such period is not less than twenty (20) Business Days. Whenever the Conversion Price is reduced pursuant to this Section 9(f), the Corporation shall mail to the Holders, a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect and such notice shall state the reduced Conversion Price and the period it will be in effect.

               (g) Taxes on Shares Issued. The issuance of stock certificates upon conversion or transfer of shares of Preferred Stock shall be made without charge to the converting Holder for any tax in respect of the issuance thereof.

               (h) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of all shares of Preferred Stock from time to time outstanding. The Corporation covenants that all shares of Common Stock which may be issued upon conversion of shares of Preferred Stock will upon issuance be fully paid and nonassessable by the Corporation and free from all taxes, liens and charges with respect to the issuance thereof.

               (i)    Notice to Holders Prior to Certain Actions.  In the event:

                      (A) that the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to clauses (i),
        (ii) or (iii) of Section 9(d) above; or

                      (B) that any event described in Section 9(e) above shall occur; or

                      (C) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

the Corporation shall cause notice of such proposed action or event to be mailed to each Holder of record of Preferred Stock at its address appearing on the stock transfer books of the Corporation, as promptly as possible but in any event at least thirty (30) days prior to the record date for such proposed action or the effective date of such event; provided, however, that in the event that the Corporation provides public notice of such proposed action or event specifying the information set forth below at least ten (10) days prior to the proposed record date or effective date, the Corporation shall be deemed to have satisfied its obligation to provide notice pursuant to this Section 9(i). In any event, such notice shall specify (A) the date on which a record is to be taken for the purpose of such action, or, if a record

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



is not to be taken, the date as of which the holders of record of Common Stock are to be determined, or (B) the date on which such proposed event is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action or event.

               (j) Mandatory Conversion of Series B Preferred Stock. Each share of Series B Preferred Stock shall be automatically converted into one share of Series A Preferred Stock and shall not be deemed outstanding upon the occurrence of the approval, by vote or written consent of a majority of total votes cast in person or by proxy, by stockholders of the Corporation in accordance with applicable Delaware and federal law, of the issuance of additional shares of Series A Preferred Stock in excess of 17,109 shares.

               (k) Optional Conversion of Series B Preferred Stock by the Holder. Each share of Series B Preferred Stock shall be convertible at the option of the Holder thereof into one share of Series A Preferred Stock, at any time or from time to time (A) after March 15, 1997 unless the approval, by vote or written consent of a majority of total votes cast in person or by proxy, by stockholders of the Corporation in accordance with applicable Delaware and federal law, of the issuance of additional shares of Series A Preferred Stock in excess of 17,109 shares has been obtained by that date, and (B) after June 15, 1997 unless an amendment of the Corporation's Certificate of Incorporation deleting Article 9 thereof has been (i) approved, by vote or written consent of holders of at least two-thirds of the voting power of the outstanding stock of the corporation entitled to vote thereon, by stockholders of the Corporation in accordance with applicable Delaware and federal law, and (ii) filed and recorded with the Secretary of State of the State of Delaware by that date.

        Section 10.   Transfers; Replacement of Certificates.

               (a) Transfers. Subject to any restrictions on transfer under applicable securities or other laws, shares of Preferred Stock may be transferred on the books of the Corporation by the surrender to the Corporation of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with transfer stamps (if necessary) affixed, and such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

               (b) Replacement of Certificates. If any mutilated certificate representing shares of Preferred Stock is surrendered to the Corporation, or if a Holder claims the certificate representing shares of Preferred Stock has been lost, destroyed or willfully taken, the Corporation shall issue a replacement certificate of

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



like tenor and date if (i) the Holder provides an indemnity bond or other security sufficient, in the reasonable judgment of the Corporation, to protect the Corporation and any authenticating agent and any of their officers, directors, employees or representatives from any loss which any of them may suffer if a certificate representing shares of Preferred Stock is replaced, and
(ii) the Holder satisfies any other reasonable requirements of the Corporation.

        Section 11. Reacquired Shares. Any shares of Preferred Stock which are converted, purchased, redeemed or otherwise acquired by the Corporation, shall be retired and canceled by the Corporation promptly thereafter. No such shares shall upon their cancellation be reissued.

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        IN WITNESS WHEREOF, NextHealth, Inc. has caused this Certificate of
Designation to be duly signed by _______________, its ________________________, and attested by ______________________, its Secretary, this ____ day of November, 1996.


                                                   NEXTHEALTH, INC.



                                                   By: _______________________
                                                      Name:
                                                      Title:



Attest:

By:  _____________________
        Name:
        Title:

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